Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of NMP, Inc. of our report dated May 30, 2002, except for Note 13, as to which the date is June 21, 2002, relating to the financial statements of Inlumen, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

New York, New York

November 21, 2003